Exhibit 10.1

EXECUTIVE TRANSITION AGREEMENT

This EXECUTIVE TRANSITION AGREEMENT (“Agreement”) is made and entered into by and between Ocean Power Technologies, Inc. (the “Company”) and George W. Taylor (“Dr. Taylor”). Dr. Taylor and the Company shall be referred to herein as the “Parties” or, each separately, a “Party.”

WHEREAS Dr. Taylor is employed by the Company as its Executive Vice Chairman pursuant to an April 8, 2009 Amended and Restated Employment Agreement with the Company (the “Employment Agreement”);

WHEREAS Dr. Taylor has announced his intention to retire and to resign from employment with the Company, and has provided the Company with written notice of such resignation effective as of March 18, 2014; and

WHEREAS, Dr. Taylor and the Company wish to agree on matters relating to Dr. Taylor’s retirement, the end of Dr. Taylor’s employment with the Company, and the transition of Dr. Taylor’s role at the Company, on the terms set forth herein.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, and fully intending to be legally bound hereby, Dr. Taylor and the Company AGREE as follows:

1.     Date of Transition. Dr. Taylor’s employment with the Company shall conclude effective as of March 18, 2014 (the “Date of Transition”). The Company shall continue to provide Dr. Taylor with the compensation and benefits described in the Employment Agreement through the Date of Transition. The Company shall pay Dr. Taylor for four weeks’ accrued, unused vacation. Further, in lieu of notice, and in addition to the benefits listed in Section 2, the Company shall provide Dr. Taylor his regular salary and wages for the thirty (30) day period following the Date of Transition. As of the Date of Transition, Dr. Taylor hereby relinquishes, retires and resigns from the position of Executive Vice Chairman of the Company, and further retires and resigns from all titles and positions of any nature, as an officer, director, manager, trustee, employee, or otherwise, that Dr. Taylor holds or has ever held with the Company and/or the Company’s affiliates and subsidiaries.

2.     Transition Benefits; Consulting Services. If Dr. Taylor signs this Agreement within the 21-day consideration period described in Section 16 below and does not revoke this Agreement during the seven-day revocation period described in Section 16 below (such consideration and revocation period, the “Agreement Execution Period”), and provided that Dr. Taylor does not breach this Agreement, including his post-employment obligations set forth in the Employment Agreement (which are incorporated herein through Section 4 below), the Company shall provide the following payments and benefits to Dr. Taylor (collectively, the “Transition Benefits”). Dr. Taylor acknowledges and agrees that the Transition Benefits constitute valid consideration for this Agreement.

a.     Transition Payment. The Company shall pay to Dr. Taylor Four Hundred and Seventy Five Thousand Dollars ($475,000) (the “Transition Payment”) in a lump sum payment within Thirty (30) Days of the Date of Transition; provided, however, that in no event shall the Company make the Transition Payment prior to the conclusion of the Agreement Execution Period.

b.     Continuation of Health, Medical, and Long-Term Disability Insurance.   To the extent permitted by law and by the applicable terms of the Company’s relevant employee benefit plans and policies, coverage under those employee welfare benefit plans in which Dr. Taylor participates as of the day prior to the Date of Transition, including the Company’s long-term disability insurance policy, shall continue for a period of twelve (12) months following the Date of Transition (the “Transition Period”); provided, however, if Dr. Taylor becomes eligible for such coverage through a subsequent employer prior to the end of the Transition Period, coverage under this Section 2(b) shall cease. The Company shall offer and pay the COBRA premiums for continuation of health benefit coverage under its group health plan during the Transition Period if Dr. Taylor so elects to receive such coverage. The period during which coverage is continued under this Section shall be counted toward the period during which Dr. Taylor may elect health care continuation coverage under the COBRA requirements of applicable tax law. The obligations of this Section 2(b) shall be binding on any successor to the Company to the extent such successor must provide COBRA continuation coverage pursuant to Treas. Reg. § 54.4980B-9.

c.     Acceleration of Vesting. Dr. Taylor shall be deemed to have retired from the Company for purposes of the Company’s Amended and Restated 2006 Stock Incentive Plan (the “Plan”). The Company and its Board of Directors shall accelerate the vesting of all option and other stock awards made to Dr. Taylor that are outstanding but unvested as of the date hereof, so that such awards fully vest and become exercisable as of the day following the end of the Agreement Execution Period. For clarity, Dr. Taylor’s provision of the Consulting Services hereunder qualifies Dr. Taylor as an Eligible Participant for purposes of the grant agreements for his awards for the duration of the Consulting Services. In addition, the grant agreement for any such award that provides that the award will remain exercisable for a period of three months after the date Dr. Taylor ceases to be an Eligible Participant shall be deemed amended hereby to provide for exercisability until the date that is the earlier of (i) three years after the date on which the Consulting Services conclude, whether due to expiration of the term of the Consulting Services or their earlier termination as contemplated herein, or (ii) the Final Exercise Date (as defined in the grant documentation) applicable to such award.

d.     Consulting Services.

i.     The Company shall pay to Princeton Resources, Inc., a corporation organized by Dr. Taylor, for a period of 15 months following the end of the Agreement Execution Period, a monthly payment of Twenty Thousand Dollars ($20,000) (the “Consulting Payments”), in exchange for Dr. Taylor’s continued professional assistance to answer questions, provide information and otherwise transition his duties upon the specific request and direction of the Company’s Chief Executive Officer or its Board of Directors (the “Consulting Services”). The requested Consulting Services may include, but are not limited to, the provision of engineering and business consulting services; being available for personal consultation with the Company’s officers and directors by telephone, or at such other mutually agreed upon place for reasonable periods subject to reasonable advance notice and mutually convenient scheduling; and the provision of such other consulting and advisory services relating to such aspects of the Company, its management, operations and development as the Chief Executive Officer or the Board of the Company may reasonably request consistent with the provisions of this Agreement. The Company shall reimburse Dr. Taylor for reasonable travel expenses incurred in carrying out the requested Consulting Services.

ii.     Under the terms of this Agreement Dr. Taylor shall provide the Consulting Services to Ocean Power Technologies, Inc., and not to any of its affiliated or subsidiary companies; the Consulting Services shall be limited to those actions which either the Chief Executive Officer or the Board of Directors specifically requests from Dr. Taylor; Dr. Taylor is not authorized to perform Consulting Services that are not specifically requested by the Chief Executive Officer or the Board in writing; and Princeton Resources, Inc. and Dr. Taylor shall at all times be, and be deemed to be, an independent contractor in the performance of the Consulting Services hereunder. As an independent contractor, Princeton Resources, Inc. and Dr. Taylor shall have no power or authority to enter into any agreement on behalf of, speak on behalf of, or otherwise bind, the Company.

iii.     The level of Consulting Services to be provided by Dr. Taylor during the Transition Period shall not be more than one day per week on average. The Consulting Payments are contingent upon Dr. Taylor providing, as requested from time to time by the Chief Executive Officer or the Board of Directors of the Company, the above-referenced services. The Company shall have the right to terminate this consulting arrangement (i) immediately, for breach by Dr. Taylor or Princeton Resources, Inc., as applicable, of the obligation set forth under Section 8 or the second sentence of Section 2(e) of this Agreement, or for any conduct by Dr. Taylor set forth in the definition of “Cause” in the Employment Agreement or (ii) 20 days after delivery of notice by the Company to Dr. Taylor pursuant to Section 13 of this Agreement, should Dr. Taylor or Princeton Resources, Inc., as applicable, materially breach any other provision of this Agreement and fail to cure such breach within such period. After a termination pursuant to the preceding sentence becomes effective, the Company shall have no further obligation to make Consulting Payments. However, subject to the foregoing termination right, the Consulting Payments shall be made to Dr. Taylor through Princeton Resources, Inc. regardless of whether (or to what extent) the Chief Executive Officer or the Board of Directors requests such services to be performed by Dr. Taylor. Subject to the requirements set forth in Section 12 of this Agreement, each monthly payment shall be made by the Company within the 15 day period following the last day of the applicable month.

iv.     Any advice rendered by Dr. Taylor pursuant to the Consulting Services may not be disclosed publicly in any manner without the Company’s prior written approval. All non-public information provided to Dr. Taylor by the Company and all advice given by Dr. Taylor to the Company will be treated as confidential information, and Dr. Taylor agrees not to make use of such information and advice other than for the performance of the Consulting Services, and shall not disclose or release such information unless directed or permitted the Chief Executive Officer or the Board of Directors of the Company, in writing. Dr. Taylor expressly recognizes and reaffirms the provisions and restraints imposed by the “Confidential Information Inventions and Trade Secrets Agreement” attached hereto as Exhibit A (which has been executed by Dr. Taylor and the Company contemporaneously with this Agreement), and agrees that said “Confidential Information, Inventions and Trade Secrets Agreement” constitutes an express term of the retention of Dr. Taylor under this Agreement, and is an independent covenant which shall remain in full force and effect notwithstanding any termination or expiration of the Consulting Services.

e.     Chairman Emeritus. In further recognition of Dr. Taylor’s services for and contributions to the Company, the Board of Directors shall designate Dr. Taylor with the title of “Chairman Emeritus,” which shall be a non-Board and a non-officer position. Unless specifically authorized by resolution duly adopted by the Board of Directors, Dr. Taylor shall not act or hold himself out as a spokesman for, or representative of, the Company or its affiliates or subsidiaries, and Dr. Taylor shall not have the power or authority to act for or bind the Company or its affiliates or subsidiaries in any way.

3.     Return of Documents and Things. On or before the Date of Transition, Dr. Taylor shall deliver to the Company any and all of the Company’s property in his possession, custody, or control, as provided in Section 7(d) of the Employment Agreement.

4.     Termination of Employment Agreement / Continuing Obligations. The Employment Agreement shall terminate and be of no further effect as of the Date of Transition; provided, however, that Sections 6 (Restrictive Covenants), 7 (Proprietary Information), Section 8 (Developments), 9 (Other Agreements), 10 (Indemnification and Invention Assignment Confidentiality Agreement), 11 (Resolution of Disputes), 12 (Notices), 13 (Entire Agreement),14 (Amendment), 15 (Governing Law), 16 (Successors and Assigns; Binding Agreement), 18 (No Waiver), 19 (Captions) and 20 (Severability) of the Employment Agreement shall survive and continue in accordance with their terms notwithstanding Dr. Taylor’s retirement and the execution of this Agreement, and Dr. Taylor and the Company each hereby specifically reaffirm their obligations under Sections 6, 7, 8 and 10 thereof. The Company acknowledges that Dr. Taylor’s continued service as editor-in-chief of two journals, Ferroelectrics and Integrated Ferroelectrics does not constitute a violation of the Restrictive Covenants or other provisions of the Employment Agreement that survive and continue after the termination of Dr. Taylor’s employment.

5.     Representations and Warranties. Dr. Taylor acknowledges, represents and warrants that, other than as set forth in this Agreement, he has received payment in full of all of the compensation, benefits and/or payments of any kind due him from the Company and its affiliates and subsidiaries (or any of them), including all wages, bonuses, equity, expense reimbursements (including for business, living and/or relocation expenses), payments to benefit plans, and any other payment under a plan, program, practice, promise, or arrangement of the Company and its subsidiaries and affiliates. Dr. Taylor understands and agrees that, except as provided herein, he is not entitled to any additional compensation or benefits from the Company or any of the other Company Released Parties (as defined below), including severance or Transition Payments, whether under the Employment Agreement or otherwise.

6.     Releases.

a.     In consideration of the promises contained herein and intending to be legally bound, Dr. Taylor, for himself, his heirs, executors, administrators, successors, assigns, and legal and personal representatives, hereby unconditionally and irrevocably remises, releases, and forever discharges the Company; each of its subsidiaries, and any other affiliated or related entities; and each of all such entities’ respective current and former officers, directors, managers, trustees, shareholders, agents, employees, and attorneys (collectively, the “Company Released Parties”) from any and all claims, causes of action, liabilities, obligations, controversies, damages, lawsuits, debts, demands, costs, charges and/or expenses (including attorneys’ fees and costs) of any nature whatsoever, asserted or unasserted, known or unknown, suspected or unsuspected, that Dr. Taylor ever had, now has or hereafter may have against the Company or any of the other Company Released Parties that arose at any time regarding any matter up to and including the date of execution of this Agreement. Without in any way limiting the generality of the foregoing, Dr. Taylor specifically acknowledges and agrees that the claims released herein include, to the maximum extent permitted by law, (a) all discrimination, retaliation, whistleblower, and wrongful termination claims; (b) all claims arising under any foreign, federal, state or local statute, ordinance, or regulation, including but not limited to the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act, the Employee Retirement Income Security Act, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, the New Jersey Wage Payment Law, the New Jersey Wage and Hour Law, retaliation claims under the New Jersey Workers' Compensation Law, and any other employee-protective law of any jurisdiction that may apply; (c) all claims arising under any agreement or contract, including the Employment Agreement, and all agreements and documents referenced therein; (d) all claims arising under any common law, including any claims for breach of any implied or express contract, wrongful discharge, constructive discharge, defamation, unjust enrichment, or negligent or intentional infliction of emotional distress; and (e) all claims arising out of or relating in any way to Dr. Taylor’s employment with, or position as an officer, manager, trustee or director of, the Company Released Parties, the termination of that employment or position, Dr. Taylor’s compensation arrangements or equity holdings, and all attorneys’ fees and costs. Notwithstanding the foregoing, Dr. Taylor does not release the Company Released Parties from any claims that may arise (x) under this Agreement, or (y) for indemnification as an officer or director of the Company, or (z) based on facts or matters occurring after the date of execution of this Agreement.

b.     In consideration of the promises contained hein and intending to be legally bound, the Company, for itself and each of its current and former officers, directors, managers, trustees, shareholders, agents, employees, and attorneys (collectively, the “Company Releasing Parties”), hereby unconditionally and irrevocably remises, releases, and forever discharges Dr. Taylor, for himself, his heirs, executors, administrators, successors, assigns, and legal and personal representatives (the “Taylor Released Parties”) from any and all claims, causes of action, liabilities, obligations, controversies, damages, lawsuits, debts, demands, costs, charges and/or expenses (including attorneys’ fees and costs) of any nature whatsoever, asserted or unasserted, known or unknown, suspected or unsuspected, that the Company Releasing Parties ever had, now has or hereafter may have against Dr. Taylor or any of the other Taylor Released Parties that arose at any time regarding any matter up to and including the date of execution of this Agreement. Notwithstanding the foregoing, the Company Releasing Parties do not release the Taylor Released Parties from any claims that may arise under this Agreement or based on facts or matters occurring after the date of execution of this Agreement.

7.     No Other Claims or Proceedings by Dr. Taylor. Dr. Taylor warrants, covenants, and represents that he has not heretofore assigned or transferred or purported to assign or transfer to any person any of the claims released in this Agreement. Dr. Taylor also warrants, covenants, and represents that, as of the date of execution of this Agreement, neither he nor anyone acting on his behalf has made or filed any lawsuit, complaint, charge, action or proceeding against any of the Company Released Parties with any federal, state, or local court, agency or authority, or any other regulatory authority.

8.     Communications.

a.     To the fullest extent permitted by applicable law:

i.

Dr. Taylor shall not, at any time in the future, intentionally make a public written or oral statement that would adversely affect the reputation of the Company or any of the other Company Released Parties;

ii.

Dr. Taylor shall not discuss Company matters or matters relating to any Company Released Party with the media, any existing, prospective or former customer, contractor, commercial or strategic partner, consultant, employee or other participant in a business transaction with the Company, its affiliates or subsidiaries, or any regulator, lawmaker or government agency or authority having jurisdiction over the Company, its affiliates or subsidiaries or their projects, without first obtaining the written approval of the Company’s Chief Executive Officer;

iii.

Dr. Taylor shall promptly refer all inquiries from any person or entity referred to in the preceding subparagraph regarding the Company, its affiliates and subsidiaries, their business operations, financial condition, technology, projects and prospects to the Company’s Chief Executive Officer and decline to comment unless and until instructed by the Company’s Chief Executive Officer in writing; and

iv.

if Dr. Taylor is required, in the written opinion of his counsel, to disclose any information regarding the Company, by law, regulation or legal or regulatory process, Dr. Taylor shall (a) take all reasonable steps to preserve the privileged nature and confidentiality of the information, including requesting that the information not be disclosed to the public; (b) give the Company prompt prior written notice of such request or requirement so that the Company may seek, at its sole cost and expense, an appropriate protective order or other remedy; and (c) reasonably cooperate with the Company, at the Company’s sole cost and expense, to obtain such protective order and (d) furnish only that information which, on the advice of Dr. Taylor’s counsel, is legally required to be disclosed.

b.     To the fullest extent permitted by applicable law, the Company (defined for the purposes of this Section 8(b) as the Company’s board, legal, management and human resources personnel and advisors) shall not make any statements that would adversely affect Dr. Taylor’s reputation, and shall not discuss with third parties matters relating to Dr. Taylor’s employment or service as a director other than as required to perform its obligations hereunder, as required to transition matters with customers and other stakeholders, as required by law, regulation or legal or regulatory process, or as agreed to in writing by with Dr. Taylor. To the extent that the Company makes any written or oral public statement about Dr. Taylor, the Company shall inform Dr. Taylor of the content of that statement before it is made to the extent reasonably practicable and, where advance notice cannot be made, inform him of the content promptly after the fact. Dr. Taylor may inform the Chief Executive Officer or any member of the Board in writing if he believes the content of the public statement is inaccurate or misleading, and such communication by Dr. Taylor shall not constitute a violation of this Agreement.

9.     Breach. Upon Dr. Taylor’s material breach of this Agreement, including Sections 3 (Return of Documents and Things), 4 (Continuing Obligations), and/or 8 (Communications) hereof, in addition to such other remedies as may be available at law or in equity or pursuant to Section 2(d)(iii), the Company shall be entitled to cease immediately, without further obligation, providing the Transition Benefits, to the extent not yet completed.

10.     Non-Admission. Dr. Taylor agrees that the payments made and other consideration received pursuant to this Agreement are not to be construed as an admission of legal liability by the Company and that no person or entity shall utilize this Agreement or the consideration received pursuant to this Agreement as evidence of any admission of liability or obligation.

11.     Taxes. The Transition Payment referenced in Section 2(a) of this Agreement shall be less all tax and other authorized deductions and withholdings, and the Company shall have the power to withhold the authorized deductions and withholdings from (and thereby reduce) the Transition Payment. The Company will issue a form W-2 for the Transition Payment. The Company will issue a form 1099 for the Consulting Payments, and the Company will not deduct or withhold from the Consulting Payments. Dr. Taylor acknowledges that he and/or Princeton Resources, Inc. shall be responsible for the payment of taxes owed by them in connection with the Transition Payment or the Consulting Payments.

12.     Internal Revenue Code Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. If any payment under this Agreement is determined to be “deferred compensation” within the meaning of Section 409A and compliance with one or more of the provisions of this Agreement causes or results in a violation of Section 409A, then such provision shall be interpreted or reformed in the manner necessary to achieve compliance with 409A, including but not limited to, the imposition of a six (6)-month delay in payment to any “specified employee” (as defined in Section 409A) following such specified employee’s date of termination which entitles him to a payment under this Agreement. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each payment provided under this Agreement shall be treated as a separate payment. To the extent subject to 409A, any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. In no event may Dr. Taylor, directly or indirectly, designate the calendar year of payment. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A.

13.     Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be delivered in accordance with Section 12 of the Employment Agreement.

14.     Confidentiality. Except as otherwise required by applicable law, Dr. Taylor shall not disclose any non-public documents or information concerning this Agreement, the Company, any of the other Company Released Parties, or their respective business practices or activities to any person or governmental, private or other entity. The Company may disclose this Agreement and its terms only as required by applicable law and regulations.

15.     Knowing and Voluntary Waiver. Dr. Taylor acknowledges that he has carefully reviewed this Agreement and that he enters into it knowingly and voluntarily. Dr. Taylor understands and acknowledges that the release provided in this Agreement is in exchange for consideration that is in addition to anything to which Dr. Taylor is already entitled and that, by this Section, the Company has advised Dr. Taylor to consult with an attorney of his choosing prior to executing this Agreement. Dr. Taylor acknowledges that neither the Company, its affiliates and subsidiaries, nor any of their employees, representatives or attorneys have made any representations or promises concerning the terms or effects of this Agreement other than those contained herein.

16.     Consideration Period; Right to Revoke Agreement; Effective Date. Dr. Taylor acknowledges that he has been given a period of at least 21 days within which to consider this Agreement, and the Parties agree that any changes to this Agreement, whether material or immaterial, have not re-started the running of this period. Dr. Taylor may revoke or cancel this Agreement within seven days after his execution of it by notifying the Company of his desire to do so in writing delivered to Mark Featherstone at the Company pursuant to Section 13 above. Dr. Taylor understands and agrees that this Agreement shall be void and of no effect if he revokes this Agreement. This Agreement shall be effective on the eighth day after Dr. Taylor’s execution of the Agreement, assuming that he has not first revoked the Agreement; provided, however, that if the Agreement Execution Period spans two calendar years, any payments required to be made as part of the Transition Benefits will commence in the second calendar year.

17.     Interpretation and Governing Law. This Agreement will be governed by and construed according to the laws of the State of New Jersey. The Parties irrevocably hereby submit to the exclusive jurisdiction and venue of the state and federal courts located within New Jersey in any action or proceeding brought with respect to or in connection with this Agreement. Each Party hereby waives any objection based on forum non conveniens and waives any objection to venue of any action instituted hereunder in such courts.

18.     Headings/Counterparts. The headings of the sections in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions of this Agreement. This Agreement may be executed in two or more counterparts, and facsimile or emailed signature pages shall be treated the same as those with original signatures.

19.     Entire Agreement; Amendments. This Agreement (and the Confidential Information, Inventions and Trade Secrets Agreement attached hereto) constitutes the entire agreement between Dr. Taylor and the Company with respect to the subject matter hereof, and it supersedes all prior or contemporaneous agreements or understanding, including the Employment Agreement (except as incorporated herein), except that any obligations or commitments of Dr. Taylor that were intended to survive his termination of employment shall survive and continue. Amendments to this Agreement shall not be effective unless they are in writing signed by Dr. Taylor and the Chairman and Chief Executive Officer of the Company. No waiver by any Party at any time of any breach by the other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement, including the portions of the Employment Agreement incorporated herein, shall be implied from any course of dealing between or among the Parties or from any failure by any Party to assert its rights hereunder on any occasion or series of occasions.

By signing this Agreement, GEORGE W. TAYLOR acknowledges that he DOES SO Voluntarily after carefully reading and fully understanding EACH provision and all of the effects of this agreement, which includes a release of known and unknown claims and Restricts future legal action against OCEAN POWER TECHNOLOGIES, INC. AND Other released parties.

 [Signature page follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have executed this Agreement.

GEORGE W. TAYLOR		OCEAN POWER TECHNOLOGIES, INC.

/s/ George W. Taylor	/ April 11, 2014	By:	/s/ Terence J. Cryan	/ April 11, 2014
	/ Date			/ Date

Exhibit A

CONFIDENTIAL INFORMATION, INVENTIONS AND TRADE SECRETS

AGREEMENT

WHEREAS representatives of Ocean Power Technologies, Inc. (“OPT” or, the “Company” hereinafter), having an office at Pennington, New Jersey, USA, are about to engage the services of Dr. George W. Taylor (“Dr. Taylor” hereinafter) in accordance with that certain Executive Transition Agreement of even date herewith (the “Transition Agreement”), and

WHEREAS it is anticipated that the engagement will be mutually beneficial to both parties hereto, and

WHEREAS during the course of Dr. Taylor’s engagement it is expected that Dr. Taylor will receive or have access to specifications, designs, plans, drawings, data, prototypes, marketing plans or other technical or business information belonging to OPT and which OPT considers to be proprietary and Dr. Taylor knows or has reason to know such information is proprietary (hereinafter “INFORMATION”; the term INFORMATION also shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by Dr. Taylor which contain, reflect or are based upon, in whole or in part, the information furnished to Dr. Taylor pursuant hereto or pursuant to the Transition Agreement), and

WHEREAS during the course of the engagement of Dr. Taylor’s services by OPT, Dr. Taylor may develop certain inventions, improvements or discoveries based on the INFORMATION,

NOW THEREFORE, in consideration of the mutual benefits to be derived from the above engagement and other good and valuable consideration, receipt of which is acknowledged, it is agreed by and between the parties hereto as follows:

1.

Dr. Taylor shall, for a period commencing upon the receipt of INFORMATION and ending on the later of (i) five years from the date of such receipt, or (ii) five years from the termination of engagement of Dr. Taylor’s services:

a.	Not disclose such INFORMATION to any other third parties; and

b.	Use the INFORMATION only for the engagement contemplated hereby and not use the INFORMATION for any other purpose without the prior written consent of OPT, and

d.	Use the same degree of care to protect the INFORMATION as is used with Dr. Taylor’s own proprietary INFORMATION.

2.	Notwithstanding anything to the contrary herein, Dr. Taylor shall have no obligation to preserve the confidentiality of any INFORMATION which:

a.	Is or becomes publicly available by other than unauthorized disclosure by Dr. Taylor; or

b.	Is independently developed by Dr. Taylor; or

c.	Is disclosed to third parties by OPT without any confidentiality obligation; or

d.	Is received from a third party whose disclosure thereof does not violate any confidentiality obligations; or

e.	Is subject to subpoena or court orders.

3.

Dr. Taylor shall, upon the termination of this Agreement or the request of the Company, return to the Company all INFORMATION received by the Dr. Taylor from the Company (and all copies and reproductions thereof). In addition, Dr. Taylor shall destroy: (i) any notes, reports or other documents prepared by the Dr. Taylor that contain INFORMATION, and (ii) any INFORMATION (and all copies and reproductions thereof) that is in electronic form or cannot otherwise be returned to the Company. Alternatively, upon written request of the Company, Dr. Taylor shall destroy all INFORMATION received by Dr. Taylor from the Company (and all copies and reproduction thereof) and any notes, reports or other documents prepared by Dr. Taylor that contain INFORMATION. Notwithstanding the return or destruction of the INFORMATION, Dr. Taylor will continue to be bound by their obligations of confidentiality and other obligations hereunder.

4.	Nothing contained in this Agreement shall be construed as granting or conferring any rights by license or otherwise in any INFORMATION disclosed.

5.

Dr. Taylor hereby assigns and agrees to assign to OPT Dr Taylor’s entire right, title and interest in and to all inventions, improvements or discoveries (whether or not patentable) made, conceived or first reduced to practice by Dr. Taylor directly relating to the INFORMATION received from OPT, or resulting from any of the work Dr. Taylor has performed or may perform for the Company.

6.

Dr. Taylor agrees to promptly disclose the inventions, improvements and discoveries specified hereinabove to OPT and Dr. Taylor will assist in every reasonable manner to obtain for his own benefit patents thereon in any and all countries, and Dr. Taylor will execute when requested, patent applications and assignments thereof to OPT and any other lawful documents deemed necessary by OPT to carry out the purposes of this Agreement, all without further consideration than provided for herein, but at the expense of OPT. Dr. Taylor further agrees that the obligations and undertaking stated in this paragraph shall continue beyond the termination for any reason of this Agreement but if Dr. Taylor is called upon to render such assistance after such termination, then Dr. Taylor shall be entitled to a fair and reasonable fee in addition to reimbursement of any expenses incurred at the request of OPT.

7.

Dr. Taylor hereby acknowledges that he is aware that the INFORMATION may contain material, non-public information concerning the Company and that the United States and other applicable securities laws prohibit any person who has material, non-public INFORMATION about a company obtained directly or indirectly from that company from purchasing or selling securities of such company or from communicating such INFORMATION to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

8.

This Agreement shall be governed and construed in accordance with the laws of the State of New Jersey and shall benefit and be binding upon the parties hereto and their respective successors and assigns.

9.

In the event of a breach of this Agreement by Dr. Taylor, Dr. Taylor understands and agrees that OPT may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.

10.	This Agreement shall become effective on the date of execution. The rights and obligations hereunder shall survive the termination or expiration of the engagement of Dr. Taylor by OPT.

11.

This Agreement (and the Transition Agreement) constitutes the entire understanding between the parties relating to the matters contained in this Agreement. The Agreement (and the Transition Agreement) supersedes all negotiations, prior discussions, or prior agreements and representations, agreements, statements, and understandings made by the parties prior to the execution of this Agreement, whether orally or in writing, relating in any way whatsoever to any of the said matters.

12.

This Agreement may not be altered or amended except by written instrument executed by both parties. No right under this Agreement may be waived except by written instrument in writing by the party against whom the waiver is sought. No waiver of any term, provision, or condition of this Agreement is to be deemed to be, or construed as, a further or continuing waiver of any such term, provision, or condition, or as a waiver of other term, provision, or condition of this Agreement.

For: Ocean Power Technologies, Inc.		For: Dr. Taylor

By:	/s/Terence J. Cryan	/s/ George W. Taylor
	Name: Terence J. Cryan	Signature

	Title: Lead Director – OPT	Dr. George W. Taylor
Printed Name

	April 11, 2014	April 11, 2014
	Date	Date